Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Edelman Financial Group Inc.

We have issued our reports dated March 15, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2011 of The Edelman Financial Group Inc. We hereby consent to the incorporation by reference of said reports in the Registration Statements of The Edelman Financial Group Inc. on Form S-8 (Nos. 333-72325, 333-37326, and 333-99859) and on Form S-3 (Nos. 333-122973, 333-126672, 333-134448, 333-140506, and 333-155455).

/s/ GRANT THORNTON LLP

Houston, Texas

March 15, 2012